Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2020, (which includes an explanatory paragraph relating to Pure Acquisition Corp.’s ability to continue as a going concern) relating to the balance sheets of Pure Acquisition Corp. as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2019 and 2018..

/s/ WithumSmith+Brown, PC

New York, New York
November 5, 2020